Exhibit 10.1


                            STOCK PURCHASE AGREEMENT


         PURCHASE AGREEMENT, dated the ______ day of August 1996, by and among COMFORCE INFORMATION TECHNOLOGIES, INC. (hereinafter referred to as the "Purchaser"), COMFORCE CORPORATION (hereinafter referred to as "COMFORCE"), both Delaware corporations, with their principal offices at 2001 Marcus Avenue, Lake Success, NY 11042, and FORCE FIVE, INC., a Texas corporation, with its principal office located at 5055 Keller Springs Road, Suite 550, Dallas, Texas 75248 (hereinafter referred to as "Company"), and STEVE GUNNER and PAUL BALDWIN residing at 6401 Stonebrook Circle, Plano, Texas 75093 and 5353 Keller Springs Road, #1221, Dallas, Texas 75248 respectively (hereinafter collectively referred to as "Sellers" or "Seller").

         WHEREAS, Sellers own 9,000 shares of common stock, $1.00 par value, being all of the issued and outstanding shares of capital stock (the "Stock") of the Company.

         WHEREAS, the Sellers desire to sell and the Purchaser desires to acquire the Stock and to take over the business of the Company and operate it thereafter as its own, subject only to certain liabilities enumerated herein, for the purchase price hereinafter described and upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of such sale and of the foregoing and of the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

                                    ARTICLE I


                                   DEFINITIONS


         1.1 Certain Definitions. In addition to the terms defined throughout this Agreement (as defined), the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Accounts Receivable" or "Receivable" means amounts, in any form, to be or expected to be received from Customers or any other Person to whom services have been rendered by the Company prior to Closing.

         "Adjustment  Date" shall have the meaning  ascribed  thereto in Section
5.1.

         "Affiliate" means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and, without limiting the generality of the foregoing,

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includes  (i) any  Person  which  beneficially  owns or holds 25% or more of any class of voting securities of such Person or 25% or more of the equity interest in such Person, (ii) any Person of which such Person beneficially owns or holds 25% or more of any class of voting securities or in which such Person beneficially owns or holds 25% or more of the equity interest in such Person and
(iii) any director, officer or employee of such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, and except as otherwise defined, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Agreement together with all exhibits, schedules, supplements and documents as may be attached hereto or incorporated herein by reference.

         "Billable Employees" means those employees, consultants and independent contractors of the Company who work or perform services which are on assignment on any basis to Company's Customers and for whom a direct charge to the Customer is made.

         "Business" means providing by the Company a wide range of technical and consulting services to Customers and Clients through the use of skilled personnel who are generally computer programmers, systems analysts, technicians and other skilled personnel. The personnel are generally utilized by the Clients and Customers on a temporary, project or peak period basis. Primary lines of business activity include information technology, network design and configuration, information services, software design and programming, premises network and data services, support services, systems analysis, technical publications, consulting and technical staff augmentation services as of the Closing Date. As the context requires, Business also means such services provided by the Company after the Closing.

         "Closing" means the consummation of the within transaction including, but not limited to, the execution and delivery of all Property, funds, documents, certificates, resolutions, assignments and opinions contemplated in this Agreement.

         "Closing Date" means the established date for the Closing, which date shall be and mean such other date as shall be agreed in writing upon by the parties.

         "Code" shall have the meaning ascribed thereto in Section 6.34.

         "Corporate Income Tax Due" The Corporate Income Tax Due will be the Company's tax liability, if any, resulting from all operations of the Business prior to the Closing Date. This liability will reflect all items properly reportable on its short period tax return, as well as any tax liability related to the remaining adjustment under Section 481(a) of the Internal Revenue Code which will properly be reflected on any consolidated tax return subsequently filed by COMFORCE.


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         "Company's  Balance Sheet" shall have the meaning  ascribed  thereto in
Sections 6.6 and 6.12 below.

         "COMFORCE Stock" shall have the meaning ascribed in Section 3.1(a)(ii) below.

         "Contingent Payment Escrow Funds" shall mean those funds held in escrow pursuant to the terms of Section 3.1(c) below.

         "Customers" or "Clients" those Persons to which Company has made sales or rendered services during any time prior to Closing.

         "Employee" shall have the meaning ascribed thereto in Section 6.18.

         "Escrow Agent" shall have the meaning ascribed thereto in the Escrow Agreement.

         "Escrow Agreement"  has the meaning ascribed thereto in Section 3.1.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Intellectual  Property"  shall have the  meaning  ascribed  thereto in
Section 6.9.

         "Material" as applied to liabilities or claims in this Agreement shall mean an individual liability or claim of $10,000.00 or liabilities or claims which in the aggregate equal or exceed $25,000.00, except as otherwise defined in Section 11.4 below.

         "Negative Covenants" shall have the meaning ascribed thereto in Article XVI.

         "Net Available Markup" means the difference between total direct costs of Billable Employees including wages, per diem, social security taxes, Medicare taxes, FUTA taxes, SUI taxes, workers compensation insurance, medical benefits, travel expenses, legal fees, 401(k) contributions, and the billing rate for Billable Employees less any discounts as expressed as a percentage of Net Sales.

         "Net Current Assets" shall mean total current assets less all liabilities other than Corporate Income Tax Due accrued as of the Closing Date and based upon the Company's Balance Sheet at Closing. Net Current Assets specifically excludes all Personal Property.

         "Net Income" means the net operating income of the Business acquired hereunder, before allocation of Federal and State income taxes and the Purchaser's general overhead, administrative and management costs and fees. The operating expenses to be deducted from the revenue of the Business are all expenses incurred by the Business except those specifically excluded and which expenses shall include, but not be limited to, office rental, telephone and utility expense, wages, salary and commissions of the Sellers, contractor compensation, per diem payment, equipment

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charges,  warranty  accruals,  payroll  associated costs,  workers  compensation insurance charges, deductions and expenses, sales and recruiting expenses, depreciation and interest and other charges which are directly related to the Business acquired hereunder.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Personal Property" shall have the meaning ascribed thereto in Section 6.7.

         "Plan" shall have the meaning ascribed thereto in Section 6.34.

         "Property" means all of the following assets of the Company to the extent the same are utilized by Company in connection with the operation of the Business as of the date hereof and/or at any time prior to Closing:

         (a) "General Intangibles" - the sole and exclusive right, to use the names "Force Five, Inc.", as provided under Section 2.05 of the Texas Business Corporation Act, and all common law trademark, service mark and copyright rights associated with the Business.

         (b) "Customer Materials" - any and all agreements, understandings, orders, requirements and inquiries from or with customers (present and/or past) and/or prospective Customers arising out of or relating to the operation of and/or the Business including, without limitation, any and all of such materials from or with any of Customers.

         (c) "Resumes" - all information for or with respect to current, former or prospective Billable Employees in whatever medium that it be manifested, depicted, stored or presented including, but not limited to, paper, hardcopy, computer disks, tapes and databases of the Company whose services are, may be, will be, or have been provided to Customers of the Company prior to the date hereof.

         (d) "Real Property" - those leasehold interests described on the Schedules at Section 6.8.

         (e) "Records" - the originals of those business, financial and payroll records of the Company, evidencing the Customer Materials, Resumes, General Intangibles, Equipment and/or the Company's Billable Employees and Employees.

         (f) "Equipment" - all of the furniture and equipment utilized by the Company as set forth on the Schedule at ss.2.2(e).

         (g) "Billable Employees Goodwill" - the right to hire and employ those Billable Employees whose services have been provided to Customers by the Company at any time during the

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last 12 months subject to the Billable  Employee's  right to employment by third parties not related to Affiliates of the Company.

         "Purchase Price" has the meaning ascribed thereto in Article III of this Agreement.

         "Purchaser"  has the meaning ascribed thereto in the Preamble.

         "Receivables" shall have the meaning ascribed thereto in Section 3.5.

         "Receivables Collection Period" shall have the meaning ascribed thereto in Section 3.5(b) of this Agreement.

         "Seller" or "Sellers" has the meaning ascribed thereto in the Preamble.

         "Stock" has the meaning ascribed thereto in the Preamble.

         "Tax Escrow Funds" shall have the meaning ascribed thereto in Section 3.1(b) below.

         "Transfer Agent" shall mean Chemical Mellon Financial Services, 111 Founders Plaza, Suite 1100, Hartford, Connecticut 06108.

         "U.S. $ or $"  means the currency of the United States of America.

         "Valuation" shall have the meaning ascribed thereto in Section 3.1(f).

         1.2 Certain Terms. All references to Articles, Paragraphs and Sections herein are to the Articles, Paragraphs and Sections of this Agreement unless otherwise specified.


                                   ARTICLE II

                     DELIVERY OF THE ASSETS OF THE BUSINESS

         2.1 Upon the terms and subject to the conditions set forth in this Agreement and in consideration of the payment to the Sellers of the Purchase Price described in Section 3.1, the Sellers hereby agree to sell and transfer to the Purchaser on the Closing Date, and Purchaser agrees to purchase and accept from the Sellers on the Closing Date, the Stock duly executed for transfer to the Purchaser.

         2.2 Upon delivery of the Stock, the Company shall also deliver to the Purchaser possession of all assets of the Business at the Company's current place of business, with the exception of the corporate minute book which will be delivered at the Purchaser's place of business, including but not limited to:

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                  (a) All  contracts,  understandings  and  work  orders  issued pursuant thereto held by the Company with Customers for the providing of services and personnel, including those listed in the Schedule at Section 2.2(a) hereto.

                  (b) All files, information stored or kept in any way, and records pertinent, relevant or in any way connected with the performance of services under the contracts referred to in 2.1 (a) above.

                  (c) All sales records and client listings dealing with or pertaining to former, current or prospective Customers including but not necessarily limited to records of sales calls and follow-ups previously made in connection with the solicitation of business.

                  (d) All personnel files, data and records relating to all of the Company's employees wherever located, in whatever form in which they exist and whatever medium maintained or stored, including but not necessarily limited to all payroll records, and resume files maintained by Company including those with respect to personnel previously employed by the Company, and those being maintained for possible future use by Company in the performance and conduct of the Business, all payroll records, and year-to-date earning statements and reports. It being agreed that such personnel files, payroll records, earning statements, reports and inventory of resumes are an essential and important element of the Stock being purchased herein. Sellers represent that they and the Company have utilized their best efforts to maintain the files and inventory of Resumes in a current and usable condition and will continue to do so up to the Closing Date.

                  (e) The office furniture, fixtures, supplies, machinery, systems, brochures, sales material, computer equipment, and any other equipment owned by the Company wherever located, listed and whether or not described in the Schedule at Section 2.2(e) which is annexed and made a part hereof.

                  (f) All signs, designs, logos and any and all other similar assets, including without limitation, the name "Force Five, Inc.", and any variations of such name; good will; and trade names used and usable by the Company with respect to the conduct of the Business.

                  (g) All right, title and interest which the Company has to intellectual property computer software and computer data bases utilized in the Business.

                  (h) All keys, combinations, security devices and codes for or with respect to all offices, storage units, vaults, safety deposit boxes and the like of the Company;

                  (i)  The  originals  or  all  permits,   licenses,   consents,
authorizations and/or permissions for or with respect to the Business;

                  (j) A copy of all computer software and programs, licenses utilized in connection with the operation of the Business;

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                  (k) All physical embodiments of the Property;

                  (l) Executed counterparts, and/or copies, as the case may be, of the instruments and documents required to be delivered to the Purchaser at the Closing as herein provided;

                  (m) All leaseholds and leasehold improvements; and

                  (n) All other assets owned by the Company which in the Purchaser's judgment are necessary or advisable in order to carry on the Business.

                                   ARTICLE III

                                 PURCHASE PRICE

         3.1 Upon the terms and subject to the conditions, and the performance of the Sellers' and the Company's obligations and duties set forth in this Agreement, and in consideration for the conveyance, transfer and assignment of the Stock to the Purchaser as described in Section 1 above and in consideration of the Sellers' Negative Covenants contained in Article XVI, the Purchaser shall pay to the Sellers the purchase price and the separate consideration for the Negative Covenants ("Purchase Price") payable as follows:

                  (a) On the date of Closing, an initial payment of ONE MILLION DOLLARS ($1,000,000.00) payable by payment of: (i) FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) to Sellers in cash certified funds or wire transfer; (ii) shares of COMFORCE's common stock ("COMFORCE Stock") with a value of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) as determined in accordance with Section 3.6 herein to Sellers with the stock certificates to be delivered by COMFORCE's Transfer Agent as soon as practicable after Closing; and (iii) the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) together with the Tax Escrow Funds referenced in Section 3(b) below in cash, certified funds or wire transfer placed into an escrow account to be maintained in accordance with Section 3.1(c) and (d) hereinbelow ("Escrow Funds"). Notwithstanding the foregoing Purchaser shall pay cash consideration otherwise due at Closing to the Sellers hereunder directly to any lienholder of the Company, including NationsBank, to the extent of and to satisfy any indebtedness of the Company existing on the Closing Date. Provided, however, the Purchaser acknowledges and agrees that any funds otherwise payable to the Seller by the Purchaser at Closing used to pay down any indebtedness of the Company existing as of the Closing Date (i.e., the Company's line of credit with NationsBank) shall be distributed to the Sellers as the Accounts Receivable are collected post-Closing.

                  (b) In addition to the Purchase Price payable at Closing pursuant to Section 3.1(a) immediately above, the Purchaser agrees to pay to the Sellers the Net Current Assets of the Business less the Corporate Income Tax Due by reason of the conduct of the Business prior to the Closing Date. Upon notification by the Sellers, which the Sellers agree to provide within sixty
(60) days from the Closing Date, of the Corporate Income Tax Due, estimated to be $165,000.00, together with

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documentation   which   establishes   the  correct   amount  to  the  reasonable
satisfaction of the Purchaser, the Escrow Agent will pay the Purchaser (or the Purchaser's designee) an amount equal to the Corporate Income Tax Due. Such payments for Corporate Income Tax Due will reduce the Sellers' liability for taxes due, as described in Section 11.3 below. Any remaining balance from the Tax Escrow Funds will be promptly paid by the Escrow Agent to the Sellers. In the event that the Tax Escrow Funds are insufficient to pay the Corporate Income Tax Due, the Sellers will pay within a reasonable time an additional amount to the Purchaser (or the Purchaser's designee) to make up the shortfall.

                  (c) Subject to the provisions of Section 8.4 below and the terms of the Escrow Agreement the Contingent Payment Escrow Funds will be released to Purchaser and Seller respectively, as follows:

                           (i)  The  Contingent  Payment  Escrow  Funds  will be
released to the Sellers at the end of one (1) year from the Closing Date ("Release Date"), provided that, on a continuous basis during said one (1) year the number of Billable Employees equals at least eighty percent (80%) of the number of Billable Employees on the payroll of the Business sold by Seller as of the Closing Date, the gross sales revenue generated by the Billable Employees generates at least SIX MILLION FOUR HUNDRED AND EIGHTY THOUSAND DOLLARS ($6,480,000.00) (90% of gross sales revenue of $7,200,000.00); and the Net
Income of the Business as conducted post-Closing equals or exceeds $425,000.00 for the one (1) year period ending on the Release Date.

                           (ii) If any of the  headcount,  sales  revenue or the
Net Income fails to satisfy the requirements set forth in 3.1(c)(i) immediately above as of the Release Date, then the Contingent Payment Escrow Funds will be held and released as follows:

                                    A. If the Business  sold by Sellers  reaches
and maintains the headcount, and annualized sales revenue and Net Income figures for a period of ninety (90) consecutive days within a period of one (1) year from the Release Date, then the balance of the Contingent Payment Escrow Fund will be paid to the Sellers by the Escrow Agent.

                                    B. If the Business  sold by Sellers fails to
reach and maintain the headcount, sales revenue and Net Income figures as provided in Section 3.1(c)(ii)(A) above, then the balance of the Contingent Payment Escrow Funds will be paid to the Purchaser by the Escrow Agent.

The Purchaser and the Sellers each agree to give the Escrow Agent adequate and timely written notice concerning any payments to be properly made from any of the Escrow Funds and the satisfaction of any condition to payment.

                  (d) In addition to the payments set forth in Sections  3.1(a),
(b) and (c) above, the Purchaser shall pay the Sellers an amount not to exceed $666,666.00 per year for a period of three (3) years on each of January 1, 1998, 1999 and 2000, provided that the annual potential earn-out of $666,666.00 per year shall be reduced on a dollar for dollar basis for each dollar the Net Income of

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the  Business  sold  by  Seller  is  greater  than  $435,000.00  but  less  than
$522,000.00,  $626,000.00  and $751,000.00 for December 31, 1997, 1998 and 1999,
respectively. No earnout shall be due or payable in any year in which annual Net Income is less than $435,000.00. Payments due, if any, will be due within forty-five days of the end of each respective earn-out period.

                  (e)  The   Purchaser  and  Sellers  agree  that  the  Negative
Covenants of the Sellers  have a value  separate,  apart and  distinct  from the value of the Stock and Business. The Negative Covenants are a prime consideration for the transaction contemplated by this Agreement without which the Purchaser would not enter into this Agreement. The parties, after due consideration and valuation, agree that part of the Purchase Price be allocated to the Negative Covenants in accordance with Section 3.1(f) below.

                  (f) (i) The value to be ascribed and the separate amount to be allocated from the Purchase Price in consideration for the Negative Covenants shall be established by an independent valuation chosen by the Purchaser ("Valuation"), provided that the Valuation is no greater than $1,000,000.00. If the Valuation is greater than $1,000,000.00 then the amount ascribed to the Negative Covenants shall be deemed to be $1,000,000.00.

                           (ii) The  amount ascribed to  the  Negative Covenants
shall be payable as follows:

                                    (A)   $500,000.00   of  the  Purchase  Price
payable at Closing pursuant to Section 3.1(a)(i) shall be paid at Closing;

                                    (B) The  balance of the  Negative  Covenants
Valuation will be paid by the Purchaser to the Sellers on January 10, 1997.

                                    (C)   If  the   Valuation   is   less   than
$1,000,000.00, the difference between the sum of the Purchase Price paid in consideration of the Negative Covenants pursuant to Section 3.1(f)(ii)(A) and
(B) will be paid by the Purchaser to the Sellers on January 10, 1997; provided that the total Valuation is at least $500,000.00. If the total Valuation is less than $500,000.00 then $500,000.00 will be paid to the Sellers by the Purchaser on January 10, 1997.


Within five (5) business days of its receipt of the Valuation, the Purchaser shall provide the Seller with a copy of the Valuation. Both the Purchaser and the Sellers agree to utilize the value ascribed to the Negative Covenants in the Valuation in the preparation of any post-closing tax returns which request such information.

         3.2 The Purchaser agrees to provide the Sellers with an accounting statements, in reasonable detail, which will indicate the information necessary to make the calculations referenced in Section 3.1 above and Section 3.3 below. The determination of Net Income and calculation of any pay-out will be made in accordance with GAAP. Said statements will be deemed final and

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correct unless the Sellers shall within 45 days from the date of delivery of the accounting statements contests the information therein by giving Purchaser written notice. If the Sellers do not contest the accounting statements within the 45 day period, the statements will be deemed correct and Sellers shall have waived all right to contest the statements. Any notice hereunder must specify the disagreement in sufficient detail so that the Purchaser may understand the nature and extent of the disagreement.

         3.3 Notwithstanding anything to the contrary herein contained, the Purchaser shall have the right to reduce any post closing payments due to Sellers by the following amounts:

                  (a) the full amount of any payment for vacation/bonus paid to any Billable Employee who leaves the employ of the Purchaser at any time within ninety (90) days from the date of payment of such vacation/bonus; and

                  (b) the full amount of any payment for holiday paid to any Billable Employee who leaves the employ of Purchaser at any time within ninety
(90) days from the date of payment of such holiday pay.

         3.4 The Purchaser hereby guarantees payment of the bonus of $150,000.00 to each of the Sellers declared in the resolution by the Board of Directors of the Company, dated August 8, 1996, net of payroll deductions and taxes required by law, in the event that the Company is unable to pay such obligation.

         3.5 The collection of Accounts Receivables due and owing to the Company at the time of Closing will be accomplished as follows:

                  (a) The Purchaser agrees to invoice the Company's Clients for all outstanding sums legally due and owing the Company for work performed by or on behalf of the Company in the ordinary course of the Business prior to the Closing Date. The Sellers agree to cooperate in this effort and shall provide notice to the Clients to remit directly to the Purchaser.

                  (b) The Purchaser shall use reasonable efforts to collect the Accounts Receivable, with the assistance of the Sellers, for a period of one hundred twenty (120) days following the Closing Date ("Receivables Collection Period"). The Purchaser shall not be obligated to bring suit or action to effectuate collection.

                  (c) The Purchaser shall provide the Sellers with monthly reports indicating the amounts billed, amounts received, date of payment, amounts outstanding and any notice of any counterclaim, denial, set-off or refusal to pay.

                  (d) The Sellers shall provide the Purchaser with complete and accurate information and documentation in order to allow the Purchaser to collect the Accounts Receivable.


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                  (e) After  deduction is made for the benefit of the  Purchaser for unpaid liabilities which existed prior to the Closing Date, amounts paid to Sellers as bonuses with associated payroll taxes and deductions which were accrued by the Company prior to the Closing date and are referenced in Section
3.4 above and Corporate Income Tax Due (all to the extent not previously reimbursed or otherwise deducted from the Purchase Price) the Purchaser shall pay to the Sellers the balance of the Accounts Receivable as it is collected on a monthly basis. Once paid Purchaser will have no further obligation to Sellers with respect to the Accounts Receivable except that if the Purchaser does receive Receivables after the end of the Receivables Collection Period, the Purchaser will forward them to the Sellers as soon as practicable.

                  (f) To the extent not already applied any Accounts Receivable collected during the Receivables Collection Period will be utilized to reimburse Purchaser for any sums Purchaser paid to employee or others as wages or payroll related withholdings or deductions earned or required to be paid prior to Closing.

                  (g) Any amounts billed or received by any party to this Agreement for services rendered after the Closing Date shall be the sole and exclusive property of Purchaser and to the extent same are received by Sellers, Sellers will promptly pay them over to Purchaser.

         3.6 The value of the shares of COMFORCE's Stock to be paid to the Sellers as consideration hereunder shall be the market value of the common stock, par value $.01, of COMFORCE at Closing calculated by determining the simple average of the closing price of COMFORCE's common stock for twenty (20) business days immediately prior to the day of Closing as set forth in the schedule at Section 3.6.

         3.7 The Purchaser and/or COMFORCE shall have no obligation to register the COMFORCE Stock delivered as part of the Purchase Price paid pursuant to section 3.1(a) above. The Sellers shall rely on their right to sell the COMFORCE Stock pursuant to Rule 144. Other than the prohibitions and limitations of Rule 144, Purchaser and/or COMFORCE shall not restrict Sellers sale of the COMFORCE Stock issued pursuant to Section 3.1(a).

         3.8 COMFORCE will use all reasonable efforts to file a Form S-8 with the SEC to register by December 31, 1996 the COMFORCE Stock distributable pursuant and subject to the COMFORCE Long-Term Stock Investment Plan, the terms of this Agreement and the terms of the employment agreements between the Purchaser and the respective Sellers. COMFORCE will use all reasonable efforts to keep the Form S-8 effective during the entire vesting schedule as set forth in the Seller's employment agreements. COMFORCE will grant stock options to Company employees in such amounts as are indicated on the Schedule at Section
3.8 pursuant to vesting schedules established by the Purchaser.

                                   ARTICLE IV

                     ASSUMPTION OF LIABILITIES BY PURCHASER

         4.1 The Purchaser shall not assume any contingent or undisclosed liabilities of the Company or the Sellers and shall be responsible only for those liabilities set forth on the Company's Balance Sheet set forth on the Schedule at Section 4.1.

                                    ARTICLE V

                            CLOSING AND CLOSING DATE

         5.1 The Closing for the transactions contemplated by this Agreement (the "Closing") shall take place on or about August 19, 1996 ("Closing Date") at Purchaser's office. All adjustments will be made as of midnight immediately before the Closing Date if the Closing is on Monday, and if Closing is not on a Monday, then midnight immediately before the first Monday following the Closing ("Adjustment Date"). The date the Purchaser will take over and assume operation of the Business previously operated by the Sellers will be the Closing Date. The parties shall adjust all expenses on a pro rata basis as of the Adjustment Date.

         5.2 At the Closing, the Sellers shall deliver or cause the Company to deliver to the Purchaser the following:

                  (a) the Stock free and clear of all liens, claims and encumbrances duly endorsed for transfer or accompanied by duly executed stock assignment powers;

                  (b) Verification in a form satisfactory to the Purchaser that the Company has at the time of Closing:

                           (i) not less than 60  Billable Employees suitable for
Purchaser's Business; and

                           (ii)the Net Available Markup of not less than 25% for
all Billable Employees listed on the Schedule at Section 5.2(b).

                  (c) Good Standing Certificates from all states in which the Company does or, within the one year preceding Closing, did business or performed services.

                  (d) The Sellers will from time to time at the Purchaser's request, whether prior to, at, or after the Closing, and without further consideration, execute and deliver such further instruments and conveyances and transfers, and take such other action as the Purchaser may reasonably require to more effectively convey and transfer to the Purchaser any of the Stock or assets owned by the Company being conveyed or delivered hereunder incident to the sale of Stock.

                  (e) Employment agreements between Steve Gunner and Purchaser and Paul Baldwin and Purchaser executed by them in substantially the same form as annexed hereto as Exhibit "A" and "B" and such other employment agreements, in a form reasonably acceptable to the Sellers, for those listed on the Schedule at Section 5.2(e).

                  (f) Shareholders certification in the form annexed as Exhibit "C".

                  (g) A statement of Accounts Receivable balance at the Closing Date.

                  (h) All of the Company's corporate, financial, operations and accounting books and records, journals, the general ledger and all other journals and ledgers which constitute books of original entry, bank statements, canceled checks and internal financial statements.

         5.3 The Purchaser shall have the absolute right in its sole discretion to waive any Closing requirement at or before Closing. If the Purchaser does not waive its rights in whole or in part and the Sellers are not ready, willing and able to perform as of Closing, the Purchaser shall have the right to terminate this Agreement or postpone the Closing upon written notice to the Seller specifying in reasonable detail the reason for termination or postponement. In the event of such termination, all of the Purchaser's obligations shall terminate without further loss, damage, cost, claim, right or remedy in favor of the Sellers or the Company.

         5.4 The Sellers hereby agree promptly to pay all employee wages and payroll charges, trade and other accounts payable upon which have accrued prior to the Closing Date. If the Sellers do not pay such liability accounts payable on the later of the due date thereof or the tenth (10th) day following notice from the Purchaser to pay such accounts or give the Purchaser notice that it has a dispute as to the amount due, then the Purchaser may pay such accounts payable, and thereafter, such amounts shall be reimbursed by the Sellers to the Purchaser, or, at the Purchaser's option, may be applied against any monies due the Sellers held in escrow under the terms of this Agreement.

         5.5 The Sellers also agree (i) to cure any breaches or defaults that may exist on the Closing Date, with respect to any of the contracts or agreements assumed by Purchaser hereunder, and (ii) to make all payments due or to become due thereunder attributable to periods ending on or before the Closing Date other than those on the Company's Balance Sheet and Section 4.1. In the event the Sellers fail to cure any such breach or default or make any such payment when requested to do so by the Purchaser, the Purchaser will have the right to cure any such breach or default or make any such payment on or after the tenth (10th) day following the Purchaser's request that Sellers do so. Any amounts so paid by the Purchaser to cure any such breach or default shall be reimbursed by the Sellers to the Purchaser, or at the Purchaser's option, may be applied against any moneys due the Sellers under the right of offset granted in
Section 8.2.

         5.6 Commencing with the execution of this Agreement and to the extent not previously delivered at or before Closing, the Purchaser and the Sellers agree to commence the preparation of and make diligent application for, to follow up on, and to actively and diligently pursue all approvals and consents reasonably requested by the Purchaser, including but not limited to, the consents for approval of assignment of Customer and Billable Employee contracts in a form reasonably acceptable to the Purchaser. If all such consents, and approvals are not available at Closing, Sellers agree to diligently pursue obtaining such approvals and consents after the Closing at the Purchaser's request.

                                   ARTICLE VI

                     SELLERS' REPRESENTATIONS AND WARRANTIES

         In order to induce the Purchaser to execute and perform this Agreement, and with the knowledge that the Purchaser will rely thereon, the Sellers, and the Company where referenced below, do hereby represent, warrant, covenant and agree (which representations, survival warranties, covenants and agreements shall be and be deemed to be continuing and survive the execution and delivery of this Agreement and the Closing Date) as follows:

         6.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and where the Company conducts business as a foreign corporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. The Company is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary.

         6.2 The Sellers own and have good and marketable title in and to the Stock, and Company owns good and marketable title in the Property and assets delivered hereunder, free and clear of all liens, claims and encumbrances and rights and option of others (except as herein expressly provided to the contrary).

         6.3 The authorized and outstanding capitalization of the Company is as set forth in the Schedule at Section 6.3; as of the date hereof and at the Closing there shall not be authorized and/or issued and outstanding any shares of capital stock of the Company and/or rights to purchase shares of capital stock of the Company except as set forth on the Schedule at Section 6.3. All shareholders of the Company and the respective amounts owned by each are listed on the Schedule at Section 6.3. The issued and outstanding shares of the Company have been duly authorized and validly issued, and all such outstanding shares are fully paid and nonassessable. There are not now nor will there be at the Closing any outstanding trust agreements, options, warrants and similar rights to purchase shares of the Company's capital stock. There are no preemptive rights except those of the Sellers which are hereby waived effective at the Closing Date. No holder of such outstanding shares of Company capital stock is subject to personal liability solely by reason of being such a holder. During the period from the date hereof through the Closing, there will be no shares of the capital stock of the Company issued. Except as herein provided, no dividends or other distributions of the assets of the Company have been or will be declared and/or paid prior to the Closing on or with respect to the capital stock of the Company. Upon the delivery of the certificates evidencing the Stock duly endorsed in blank or accompanied by duly executed stock assignment powers, the Purchaser shall acquire good and marketable title in and to the Stock free and clear of all liens, claims and encumbrances and rights and options of others.

         6.4 (i) The Sellers and the Company, as the case may be, have the full power and/or authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by the Sellers and the Company of the transactions herein contemplated and the compliance by the Company with the terms of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly and properly authorized, executed and delivered by the Sellers and the Company;
(iii) this Agreement is the valid and binding obligation of the Sellers and the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts  in  granting  equitable  remedies;  (iv)  the  execution,  delivery  and
performance   of  this  Agreement  by  the  Sellers  and  the  Company  and  the
consummation by the Sellers and the Company of the transactions herein contemplated does not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Articles of Incorporation, and all amendments thereto, or By-laws, and all amendments thereto, of the Company, (B) result in a breach of or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company and/or the Stock of the Sellers, and/or pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which the Sellers or the Company is a party or by which the Company or any of the Company's properties or assets are or may be bound or affected; (C) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its properties or businesses; or (D) have any effect on any agreement, permit, certification, registration, approval, consent, license or franchise necessary for the Company to own or lease and operate any of its properties and to conduct its businesses or the ability of the Company to make use thereof. No consent, approval, authorization or order of any court, Customer, governmental agency, authority or body and/or any party to an agreement to which the Sellers or the Company is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by the Sellers or the Company of the transactions contemplated by this Agreement except as noted on the Schedule at
Section 6.4.

         6.5 The Company is not in violation of, or in default under, (i) any term or provision of its Articles of Incorporation, and all amendments thereto, or By-Laws, and all amendments thereto; (ii) any term or provision or any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any of its properties or business is or may be bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. The Company owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct the Business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing, and there are no proceedings pending or, to the best of its knowledge, threatened, or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

         6.6 Prior to the date hereof the Sellers have delivered to Purchaser the financial statements including the Company's Balance Sheet ("Unaudited Financial Statements") for 1994 and 1995, and unaudited interim financial statement ("Interim Statements") of the Company described on the Schedule at
Section 6.6 annexed hereto and made a part hereof; copies of which Unaudited Financial Statements and Interim Statements (collectively the "Financial Statements") have been delivered to the Purchaser prior to Closing. The Financial Statements fairly present the financial position of the Company as of the respective dates thereof and the results of operations, and changes in financial position of the Company as of the respective dates thereof and the results of operations, and changes in financial position of the Company, for each of the periods covered thereby. The Unaudited Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the entire periods involved. As of the date of any balance sheet forming a part of the Financial Statements, and except as and to the extent reflected and reserved against therein, the Company did not have any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with GAAP.

         6.7 The financial and other books and records of the Company (including those forming a part of the Property) (i) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices; (ii) contain a complete and accurate description, and specify the location, of all trucks, automobiles (with the exception of those automobiles listed on the Schedule at Section 6.7), machinery, equipment, furniture, supplies, tools, drawings and all other tangible personal property (collectively, the "Personal Property") owned by, in the possession of, or used by the Company in connection with the operation of the Business in the normal course of business; (iii) except as set forth on the Schedule at Section 6.7 annexed hereto and made a part hereof, none of such Personal Property is leased or subject to a security agreement, conditional sales contract or other title retention or security agreement or is other than in the possession of and under the control of the Company, (iv) the Personal Property reflected in such books and records constitutes all of the tangible personal property necessary for the conduct by the Company of the Business as now conducted and all of the same is in normal operating condition and the use thereof as presently employed conforms to all applicable laws and regulations, and (v) set forth all of the meetings and records of the stockholders and directors and all actions taken by them.

         6.8 Annexed hereto as a Schedule at Section 6.8 is a schedule setting forth the addresses of each parcel of improved or unimproved real property owned by or leased to the Company. The Schedule at Section 6.8 is true, correct and complete in all respect; each of such leases are in full force and effect with no event of default in existence or event or occurrence which, with the passage of time and/or giving of notice would or could mature into an event of default thereunder.

         6.9 The Company has full legal right, title and interest to all common law rights under applicable patent, copyright, trademark and trade secret law that may be owned by Company (the "Intellectual Property"). The Company has not prosecuted, and has no pending applications for, any patent, copyright or trademark. To the knowledge of the Sellers the conduct of the Company's Business and use of the Intellectual Property does not infringe or misappropriate any rights asserted by any Person. The Company licenses only standard software for use in the Business, and all license fees for the use of such software has been fully paid. The Company's trade secrets and proprietary information have been and are, to the extent practicable, maintained and disclosed on a "need to know" basis and, where appropriate, the Company has utilized confidentiality agreements to preserve the confidentiality of such information.

         6.10 The Customer Materials, Resumes and Records represent all of such materials at any time utilized in connection with, arising out of or relating to the Business; and the Company or any employee, officer, director or shareholder of the Company has or shall retain copies thereof and have not prior to the date hereof, and shall not prior to the Closing, provide to any person or entity or authorize or permit another to make, receive or utilize any of such Customer Materials, Resumes or Records and/or the information therein or thereon reflected except as may be required by the Customers in the ordinary course of the Company's Business.

         6.11 Except as listed on the Schedule at Section 6.11, the Company does not have any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits.

         6.12 Since the date of the most recent balance sheet included in the Financial Statements, there has been no material adverse change to the Business of the Company nor its prospects and the Company has not, except as set forth on the Schedule at Section 6.12 annexed hereto and made a part hereof: (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except non-material obligations and liabilities incurred in the ordinary course of the operation of the Business as carried on at and prior to such date; (ii) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) increased compensation payable to any of its officers, directors or other employees including in the term "compensation", salaries, fringe benefits, pensions, profit participation and payment of benefits of any kind whatsoever with the exception of the bonus payable to the Sellers pursuant to Section 3.4; (v) changed or entered into any line of business other than that conducted by it on such date or entered into any transaction in the ordinary course of its business; (vi) conducted any line of business in any manner except by transactions customary in the operation of its business as conducted on such date; (vii) warranted or guaranteed any work, product or services to Customers; (viii) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock; (ix) changed or modified any accounting method or practice (including any change in depreciation, amortization and/or goodwill policies or rates); (x) waived or released any rights or claims; (xi) made any capital expenditure; (xii) paid any amounts to shareholders except the usual salary and benefits with the exception of the bonus payable to the Sellers pursuant to
Section 3.4; (xiii) incurred any damage, destruction or loss (whether or not covered by insurance) which materially adversely affects its assets, business, options or financial condition; or (xiv) experienced any labor dispute, court or government action, order or decree; (xv) entered into any agreement to take any of the actions above referenced.

         6.13 The Sellers or the Company have not incurred any liability for any finder's fees or similar payments in connection with the transactions herein contemplated except as set forth herein.

         6.14 Except as set forth on the Schedule at Section 6.14, the Company is not in default under the terms of any outstanding agreement related to the business, operations, properties, assets or condition of the Company; and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default, except for technical defaults which will not individually or in the aggregate have a materially adverse effect on the Business.

         6.15 Except as set forth on the Schedule at Section 6.15, there are no claims, litigation, actions, suits, proceedings, arbitrations, investigations or inquiries against the Sellers or the Company before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending, or, to the best of the knowledge of the Sellers, threatened against the Company or involving its properties or businesses; nor, to the best of the knowledge of the Sellers, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including without limitation any customer, supplier, lender, shareholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees or any court, governmental agency or other tribunal specifically naming the Company and/or enjoining the Company from taking, or requiring the Company to take, any action, and/or by which the Company, and/or its properties or businesses are bound or subject.

         6.16 Except as otherwise set forth in the Schedule at Section 6.16, the Company has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property, employment or otherwise) required to be filed under the laws of the United States and all applicable states and localities, and has paid in full all taxes which are due pursuant such returns or claimed to be due by any taxing authority or otherwise due and owing including cut-off and short period returns as provided in section 11.3. No penalties or other charges are or will become due with respect to the late filing of any such return. Each such tax return heretofore filed by the Company correctly and accurately reflects the amount of its tax liability thereunder. The Company has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable. The Company has made all required filings with Regulatory Authorities on a timely basis, other than filings the failure to make which on a timely basis (or at all) does not and will not have a material adverse effect on the Company, and except for tax returns and filings relating to benefit plans which are covered elsewhere in this Agreement. None of such filings contain any misstatement of a material fact, or omits to state a material fact necessary in order to make any such filing not misleading.

         6.17 The Company is or has not been: (i) a party to any collective bargaining agreement or discussions or negotiations with any individual or group looking toward any such agreement, (ii) experienced any strike, material grievance or unfair labor practice claim, suit or administrative proceeding,
(iii) any knowledge that any Employee or Billable Employee or group of Employees or Billable Employees has filed seeking recognition as a collective bargaining representative or unit which would include Employees or Billable Employees, (iv) any knowledge that any former employer of any of its employees is contemplating remedial action of any nature against that employee or the Company based on the employee having terminated the former employment and having become an employee of the Company, or based on the employee having misappropriated proprietary information or intellectual property of the former employer. Except as set forth on Schedule 6.17 attached hereto, the Company is not a party to any agreements of the following nature: (i) employment agreements; (ii) noncompetition agreements; (iii) consulting agreements; (iv) pension and profit-sharing plans;
(v) bonus plans; (vi) stock purchase plans; (vii) hospitalization, disability and other insurance plans; (viii) severance or termination pay plans and policies; (ix) deferred compensation; (x) stock option plan; and (xi) other employee benefit, welfare or fringe benefit plans ("Plans"). The Company has no liability to pay post-retirement benefits with respect to any Billable Employee, Employee or former Employee or Billable Employee. Any such plans to which any of the Company is a party have been administered in accordance with their terms, involve no material unfunded liability of the Company, and have had all presently anticipated payments properly accrued in accordance with GAAP consistently applied. The Company has complied with all applicable laws relating to ERISA (as defined below), employment, immigration, civil rights and equal employment opportunities.

         6.18 The Schedule at Section 6.18 lists each person who serves as a full-time employee of the Company and is not a Billable Employee ("Employee"), including the Employee's name, title or position and years of service with the Company.

         6.19 Neither the Company nor its present or former officers, directors, employees or agents (including any third party acting on behalf of the Company) have: (i) directly or indirectly, made or authorized to be made, any bribes, kickbacks or other payments of a similar nature, whether lawful or not, to any person or entity, public or private, regardless of the form thereof, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained; (ii) paid funds or property of any kind that was donated, loaned or made available, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; (iii) the Company has not made any loans, donations, or other disbursements, directly or indirectly, to officers or employees of the Company, for contributions made, or to be made, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign; and (iv) the Company has not and does not maintain a bank account or other account of any kind, whether domestic or foreign, which account was not reflected in the corporate books and records or which account was not listed, titled or identified in the name of the Company. The representation with respect to the Company's former officers, directors, employees or agents shall be limited to the knowledge of the Sellers.

         6.20 The corporate record books of the Company have been duly and properly maintained, are in good order, complete, accurate, up to date and with all necessary signatures, and set forth all meetings and actions heretofore held and/or taken by the shareholders and/or directors of the Company, as the case may be, and/or as set forth in all certificates of votes of shareholders or directors heretofore furnished to anyone at any time.

         6.21 The copies of the Articles of Incorporation (and all amendments thereto) and the By-Laws of the Company heretofore delivered by the Company, are true, correct and complete in all respects; are, and shall remain, in full force and effect; and shall not be altered, amended, modified, terminated or rescinded prior to the Closing without the prior written consent of the Purchaser in each instance.

         6.22 The officers and members of the Board of Directors of the Company are as set forth on the Schedule at Section 6.22 and during the period from the date hereof until the Closing, there shall be no change in such officerships and/or memberships without the prior written consent of the Purchaser in each instance.

         6.23 Except as set forth on the Schedule at Section 6.23 annexed hereto and made a part hereof, no officer or director of the Company or the Sellers (and/or any member of their respective immediate families) has a financial interest (direct or indirect) in any competitor, supplier or Customer of the Company.

         6.24 Each of the agreements and purchase orders described on the Schedule at Section 2.2(a) annexed hereto and made a part hereof are in full force and effect, have not been altered, amended, modified, terminated or rescinded, are fully enforceable in accordance with their respective terms. There exists no event of default with respect to any agreement or purchase order referenced which would individually or in the aggregate have a material adverse effect on the Business.

         6.25 Other than as set forth on the Schedule at Section 6.25 annexed hereto and made a part hereof, the Company is not a party (i) to any material contract or agreement which cannot be terminated on no more than 90 days prior written notice from the Company to the other party thereto with the exception of contracts with Billable Employees; or (ii) to any agreement not entered into in the ordinary course of business.

         6.26 The Customer contracts of the Company are effective and there exists no breach or default with respect to same which breach or default, individually or in the aggregate, would have a material adverse effect on the Business. The copies of those contracts previously delivered to the Purchaser are accurate and complete and there exist no amendments or set of facts with respect to same which were not previously disclosed and that no amendments, changes or modifications to said contracts will be made without the prior written consent of the Purchaser. There are no present conditions or set of facts that the requirements for personnel in such contracts shall materially be reduced or changed adversely, and there are not any past deficiencies in the Company's performance of services under such contracts that might adversely affect the continuation of supplying services under such contracts.

         6.27 There have been no past proceedings or are there any proceedings now pending nor, to Seller's knowledge or belief, threatened against the Company before the National Labor Relations Board, State Department of Labor, State Commission on Human Rights and Opportunities, State Department of Labor, Equal Employment Opportunity Commission, Immigration and Naturalization Service or any other local, state or Federal agencies having jurisdiction over employee rights with respect to hiring, tenure, conditions of employment or immigration matters within the three year period prior to the execution of this Agreement. The Company has conducted and currently conduct its business in compliance with all applicable federal, state, and local requirements with respect to air and water quality, with respect to generation, transportation, handling, treatment, storage and disposal of waste (including hazardous waste, if any), and with respect to health and safety laws.

         6.28 The Company has properly made, reported and remitted all appropriate Federal, State and local payroll related deductions and taxes including: FICA, FUTA, SUI and income tax withholdings presently due and owing; all applicable Sales and Use Taxes; and the Sellers further warrant that they will report and remit all withholdings and taxes due for activities prior to the Closing Date.

         6.29 None of the  contracts  referenced  or listed on the  Schedule  at
Section 2.2(a) were obtained or executed based in whole or in part on the fact or representation that the Company is a minority or woman owned or operated business or a small business enterprise as those or similar terms are defined by Federal or state statutes or regulations.

         6.30 The Company has paid all Employees and Billable Employees in accordance with applicable state and federal law. All non exempt employees have been paid appropriate and correct premium wages where applicable. There have been no past or present exempt employees on the payroll of the Company; no payment for the lease and/or rental of vehicles or equipment; and no payment or reimbursement to employees for moving, meals, incidental or lodging expenses (commonly known as per diem payments) and no payments to Billable Employees as consultants or independent contractors with the exception of those listed on the Schedule at
Section 6.30 annexed hereto and made a part hereof.

         6.31 The Company has not retained the services of any independent contractor or consultant for assignment to Customers except as listed on the Schedule at Section 6.31 annexed hereto and made a part hereof.

         6.32 There are no contracts, agreements, or arrangements, written or oral, relating to the conduct of the business of the Company to be sold hereunder to which the Company is a party or is bound, except as may be referred to in this Agreement, or any schedule or exhibit annexed hereto.

         6.33 The Schedule at Section 6.33 contains a complete and correct list of all insurance policies in effect as of the time of this Agreement. The Company represents that the coverage provided is through reputable insurers and is valid, outstanding, enforceable and adequate to fully cover the Business operations and against all suits, claims, obligations, damages and liabilities arising from the conduct of the business or the property utilized therein, including damage to property or personal injury (including death). The Company reasonably believes the coverage and Business practices are sufficient to avoid the Company being a co-insurer under the policies. All payments and insurance recoveries are listed on the Company's financial statements. The Schedule at
Section 6.33 contains a detailed description of each pending insurance policy claim which relates to the Company's Business or assets. The Company has not failed to give, in a timely manner, any notice required under any such policy to preserve its rights thereunder. The Company shall keep all insurance coverages in effect through the date of Closing.

         6.34 The Schedule at Section 6.34 hereto lists each employee benefit plan as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as well as all programs, stock purchase, option or bonus plans, or payroll practices with respect to which Seller has any obligation (individually "Benefit Plan" and collectively "Benefits Plans") which have been in effect at any time during the last five years. Sellers and Company and each plan fiduciary have complied in all respects with ERISA, the Internal Revenue Code of 1986, as amended, and all regulations thereunder (the "Code") and other applicable law. Seller has no obligation to provide medical, dental, life insurance or other benefits under an employee welfare benefit plan to retired or otherwise terminated employees other than as is required under ERISA. The consummation of the transactions contemplated in this Agreement will not entitle any employee of Seller to severance pay, unemployment compensation or any similar payment. There are no disputed claims under any Benefit Plan which have been or may reasonably be asserted other than claims for benefits in the ordinary course of the operation of the Benefit Plan and there are no pending government investigations, proceedings or inquiries with respect to any Benefit Plan. For each Benefit Plan, the following documents (as applicable) were timely filed with the cognizant government or administrative agency or department and have been delivered to Purchaser: (a) copy of Benefit Plan document, trust agreement, and/or related insurance or annuity contract; (b) Summary Plan Description; (c) Summaries of material Modifications and other communications to employees, other than benefit reports;
(d) Annual Reports/Returns for the most recent year; and (e)
all determination letters, rulings, exemptions, waivers and opinions issued by the Internal Revenue Service, Pension Benefit Guaranty Corporation or Department of Labor. No Company and its Affiliates and its "controlled groups" (as defined in ERISA ss.404(a)(14)) Plan has been terminated or will be terminated prior to Closing. Company does not contribute to any "multi-employer plan" as defined in ERISA nor has Company or any "controlled group" withdrawn from any multi-employer plan in whole or in part so as to incur withdrawal liability.

         6.35 To the knowledge of the Sellers any and all Accounts Receivable are good, valid and collectible. The Accounts Receivable as shown on the Financial Statements are true and accurate and no agreement or understanding between the Company and its account debtors exists or has existed that will affect the Account Receivable.

         6.36 All work-in process arises from bona fide transactions in the ordinary course of the Business and is billable and collectible without off-sets, credits, special arrangements or discounts.

         6.37 There is no Customer warranty related work or liability related thereto.

         6.38 The execution of this Agreement or the consummation of the transaction contemplated herein does not give creditors or lenders to the Company or Sellers the right or ability to accelerate payments and/or grant said lenders or creditors the right or ability to seize, possess, take or hold any of Company's assets.

         6.39 The Sellers represent that they are both "green card" holders, and the Sellers' immigration status of "permanent residents" is not related to or conditioned upon employment by the Company; and there is no prohibition to Sellers remaining in the United States during the anticipated terms of their employment agreements with the Purchaser and Earn-Out period. Schedule 6.39 attached hereto sets forth (i) the Billable Employees that have visas and/or "green cards" and, if applicable, the expiration date thereof and (ii) all pending unapproved labor certifications for the Billable Employees. The Company's general practice is to extend the H-1 visas for Billable Employees for an additional three years and eventually apply for "green cards" for the Billable Employees. To the best of the Sellers' knowledge and belief, all applications for visas and Labor Certification Applications were properly completed, filed and executed by all necessary parties as required by law.

         6.40 The representations, warranties, covenants and agreement of the Sellers and the Company contained in this Agreement, or in any statement, Schedule, Exhibit or certificate furnished by the Seller or the Company pursuant to this Agreement when read in their entirety, including, without limitation, those contained in this Section 6.40, are true, complete, accurate and correct in all respects as of the date hereof and shall be true, accurate and correct and complete, in all respects as of the Closing; and will not contain any untrue statement of any material fact, or omit to state a material fact in order to make any or all of such representations and warranties not materially misleading as of this date and as of the Closing Date; and at the Closing the Seller shall deliver to the Purchaser a certificate, executed by Sellers remaking each of the Seller's representations, warranties, covenants and agreement set forth in this Agreement, including without limitation, those set forth in this Section 6.40.

                                   ARTICLE VII

            PURCHASER'S AND COMFORCE'S REPRESENTATIONS AND WARRANTIES

         The Purchaser and COMFORCE represents and warrants to the Seller and, with respect to COMFORCE, except to the extent otherwise previously publicly disclosed, as follows:

         7.1 The Purchaser and COMFORCE are corporations duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware, and the execution and delivery of this Agreement and the purchase contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and COMFORCE. COMFORCE has made available a true and correct copy of its Certificate of Incorporation and Bylaws, and also the Certificate of Incorporation and Bylaws of the Purchaser, each as amended to date, to counsel for the Company.

         7.2 The Purchaser and COMFORCE have corporate power to execute and perform this Agreement, and to consummate the transactions contemplated hereby.

         7.3 The execution and performance of this Agreement by the Purchaser and COMFORCE will not conflict with, or result in a breach of, any of the terms, conditions, or provisions of any law or any regulations, order, writ, injunction, or decree of any court or governmental instrumentality, or of the corporate charter or by-laws of COMFORCE or the Purchaser or of any agreement, whether written or oral, or other instrument to which it is a party or by which it is bound, or constitute (with the giving of notice or the passage of time, or both) a default thereunder except as listed in the Schedule at Section 7.3.

         7.4 The capital structure of COMFORCE, including Stock Option Plans, is as listed in its most recent public disclosures. The shares of COMFORCE Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable at the time of issuance.

         7.5 There is no material litigation pending against COMFORCE or the Purchaser except as listed in the Schedule at Section 7.5.

         7.6 As of their respective filing date, all documents filed with the SEC by COMFORCE (collectively, the "SEC Documents") complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended ("Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC and except for changes which may be required by the SEC in pending filings. The financial statements of COMFORCE, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the consolidated financial position of COMFORCE as to the date thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, reoccurring audit adjustments).


         7.7 COMFORCE has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         7.8 To the best of their knowledge, COMFORCE has complied with, is not in violation of any material federal, state or local statute, law or regulation with respect to the conduct of its business, with the ownership or operation of its business, assets or properties which would have a material adverse effect on business, and has received no notice thereof, except as disclosed on the Schedule at Section 7.8.

         7.9 None of the representations or warranties made by COMFORCE or the Purchaser in this Agreement nor any statement made on any Schedule, Exhibit, SEC Document or certificate furnished by COMFORCE or the Purchaser pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Closing Date, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                  ARTICLE VIII

                           INDEMNIFICATION AND OFF SET

         8.1 In addition to the indemnifications set forth in other sections hereof and subject to the limitations hereinafter described, the Sellers and the Company agree, jointly and severally, to indemnify, exonerate, defend and save the Purchaser and COMFORCE and their respective officers, directors, employees and representatives, successors and assigns (collectively the "Purchaser" for the purposes of this Section 8) harmless from, against, for and in respect of the full amounts of any and all damages, losses, demands, obligations, tax, interest, penalty, suit, judgment, order, lien, liabilities, debts, claims, actions, causes of action, encumbrances, costs and expenses, whether administrative, judicial or otherwise, of every kind and nature, including, without limitation, reasonable attorneys', consultants', accountants' and expert witness fees, suffered, sustained, incurred or required to be paid at any time after the Closing by the Purchaser based upon, arising out of, resulting from or because of:

                  (a) any obligations of the Sellers or the Company incurred in connection with the making and performance of this Agreement;

                  (b) any claim, demand or cause of action asserted against the Purchaser with respect to any claims, obligations or liabilities whatsoever, whether disclosed or undisclosed, absolute or contingent, direct or indirect due or to become due, now existing or arising hereafter, for debts, liabilities, contractual obligations, violations, torts, events or incidents existing, incurred, accrued or occurring prior to Closing;

                  (c) the untruth, inaccuracy, incompleteness, violation or breach of any representation, warranty, agreement, undertaking or covenant of the Sellers or the Company contained in or made pursuant to this Agreement or any acts or circumstances constituting untruth, inaccuracy, violation or breach; or

                  (d) any claims made against or expense incurred by the Purchaser including, but not limited to, those with respect to the conditions or operations of the Company made by regulatory or administrative agencies having jurisdiction over the Company resulting from violations of local, state or federal laws or regulations by the Company or any of their respective agents, servants or employees, or resulting form a failure to collect or remit state or local taxes, arising prior to the Closing; and agrees to pay all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest, and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

         8.2 Sellers, being the holders of all of the issued and outstanding shares of Company, individually hereby grant to Purchaser the right of full offset against any monies due Sellers, either under this Agreement or any other agreement the Sellers may have with Purchaser, or Purchaser's Affiliates, including commissions (but not base salary) due under employment agreements, for the purpose of applying same to any sums that might become due to Purchaser as a result of the indemnities herein made or as a result of a breach of any of the covenants, representations or warranties herein contained. Said right of offset shall in no way limit Purchaser's ability to collect any funds due and owing to it from the Sellers or the Company.

         8.3 The Sellers' representations and warranties and their obligation to indemnify shall apply to any damages, losses, demands, obligations, tax, interest, penalty, suit, judgment, order, lien, liabilities, debts, claims, actions, causes of action, encumbrances, costs and expenses, and any set for facts or circumstances related thereto, which accrued or arose during the four
(4) year period commencing with the Closing Date, provided that, Purchaser provides written notice to Sellers during said four (4) year period which specifies the claim for indemnity in reasonable detail.

         8.4 In order to establish security and a ready source of cash in the event of any breach of any covenant, representation or warranty contained in this Agreement, Seller agrees to deposit the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) in cash otherwise payable as part of the Initial Payment payable under Section 3.1(a) into an Escrow Fund to be maintained in accordance with the terms of an Escrow Agreement in substantially the same form as annexed hereto as Exhibit "D". The amount deposited in escrow shall not constitute a limitation of Seller's liability.

         8.5 Notwithstanding anything to the contrary in this Article VIII, the Seller's liability to indemnify shall be limited to an amount equal to the Purchase Price paid or due and payable hereunder such as the payment of earn-outs hereunder.

                                   ARTICLE IX

                         EFFECTIVE DATES OF TRANSACTIONS

         9.1      After the Closing Date:

                  (a) The Purchaser shall pay for all supplies and equipment actually delivered or services actually rendered after the effective date, provided, however, that such supplies and equipment or such services were purchased or rendered in the ordinary course of the business and are necessary for the continuation of the business.

                  (b) The Purchaser shall be obligated to perform all contracts and purchase orders with clients with respect to items not performed prior to effective date, provided that such contracts and purchase orders were entered into by Company in the ordinary course of business, disclosed to Purchaser prior to Closing, and further provided that such obligations arise from services rendered on or after the date of Closing.

                  (c) All expenses paid or obligations incurred by Company, if any, as a result of which Purchaser will receive after effective date the benefit of a portion of the consideration for such expenses shall be prorated between the parties in an equitable manner reflecting the relative benefit received by each. All expenses paid or obligations incurred by Purchaser (other than Payables) as a result of which Company has received on or before effective date the benefit of a portion of the consideration for such expenses shall be prorated between the parties in an equitable manner reflecting the relative benefit received by each. All of such prorations shall be made in accordance with normal business practice.

                  (d) All obligations of the Company for commissions payable to commission sales agents which relate to sales made on or before effective date shall remain the obligation of the Company and shall be adjusted in the purchase price.

                  (e) All inquiries and communications received by the Sellers after the effective date will be forthwith mailed to the Purchaser to the extent the same relate to the business sold by the Sellers hereunder.

                                    ARTICLE X

                        COVENANTS AND AGREEMENT BY SELLER

         From the date hereof until the Closing Date, if the dates are not the same, Sellers covenant and agree that:

         10.1     Conduct of Business.

                  (a) The Sellers shall operate the Business in the usual and ordinary course;

                  (b) The Sellers shall not remove or transfer from the Company any assets for less than full and fair consideration, including but not limited to, the payment of cash dividends;

                  (c) The Sellers shall permit the officers and other authorized representatives of the Purchaser (i) full and unrestricted access, from time to time and at one or more times, to the plants, properties, offices and books and records of the Company, during normal business hours, and in connection with such books and records, such inspection shall be at the offices where such records are normally maintained, and such parties shall be entitled to make copies of and abstracts from any of such books and records; (ii) the opportunity to meet, correspond and communicate with the officers, directors, employees, counsel and accountants to the Company, and to secure from each such information as such parties shall deem necessary or appropriate; and (iii) to review and copy such other, further and additional financial and operating date, materials and information as to the business and operations of the Company as may be requested by such parties; provided, however that all such information and material secured by such parties in the course of such investigation shall be and be deemed to be confidential and shall be used solely in connection with the transactions herein described, and all written memoranda and documents and/or other tangible evidence of such information shall either be returned to the Sellers and/or destroyed in the event the subject acquisition is not consummated.

                  (d) The Company shall maintain all insurance coverages in full force and effect.

                  (e) The Company shall retain the Business' Employees and Billable Employees so that they will remain employable after Closing.

                  (f) The Sellers shall take and perform any and all actions necessary to render accurate and/or maintain the accuracy of, all of the representations and warranties of the Sellers herein contained and/or satisfy each covenant or condition required to be performed or satisfied by the Sellers and the Company at or prior to the Closing and/or to cause or permit the implementation of the within acquisition.

                  (g) The Sellers shall not take or perform any action which would or might cause any representation or warranty made by the Sellers and the Company herein to be rendered inaccurate, in whole or in part and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part of any covenant required to be performed or satisfied by the Sellers and the Company at or prior to the Closing and/or the implementation of the within acquisition.

                  (h) The Sellers shall cause the Company to perform, in all material respects all of the Sellers' and Company's obligations under all material agreements, leases and documents relating to or affecting the Property and Business; and use its best efforts to preserve, intact, the relationships with the Company's suppliers, customers, employees and other having business relations with the Company so that the Business will be intact at Closing.

                  (i) Immediately advise the Purchaser of any event, condition or occurrence which constitutes or may, with the passage of time and/or giving of notice constitute, a breach of any representation or warranty of the Company herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit the Company from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

                  (j) The Sellers and the Company will permit access to Customer representatives and will accompany and introduce the Purchaser representatives to the Customers as may be requested, among other things, the Sellers' performance, the existence of any defaults prices an prospects for further work. This access will not obviate or release the Sellers or the Company from liability for any representation or warranty made with respect to the Customers or Customer contracts. Other than obligations to preserve confidential information as contained in this Agreement, the Purchaser shall have no liability with respect to or arising out of meeting with the Customers.

                                   ARTICLE XI

                 COVENANTS AND AGREEMENTS BY SELLERS AND COMPANY

         11.1 Steve Gunner, Paul Baldwin and Purchaser shall enter into employment agreements in accordance with the terms contained in Exhibits "A" and "B" hereto.

         11.2 The Sellers will cause the Company to file any short period tax return(s) required to be filed with the appropriate taxing authorities for the period beginning January 1, 1996 and ending on the Closing Date ("short period tax return").

         11.3 The Sellers will be responsible for all taxes due, if any, and will be entitled to all tax refunds owed, if any, be reason of the conduct of the Business prior to Closing. The determination of taxes due or refunds owed will reflect (i) items properly appearing on any short period tax return that may be filed (or that would be filed if such a return were necessary), as well as (ii) any item of income, deduction, loss, or credit that accrues prior to the Closing Date, but which is not or would not be properly reflected on any short period tax return filed on a cash basis method of accounting.

         11.4 The Sellers shall deliver to the Purchaser restated Profit and Loss Statements for the period January 1, 1996 to the Closing Date at or before Closing, and audited financial statements for years ending December 31, 1995 and, if requested, 1994 no later than thirty days from the date of Closing. The cost of such audited financials shall be paid equally by the Purchaser and the Sellers for 1995 Audited Financials and by the Purchaser for 1994 Audited Financials. The Purchaser will notify the Sellers within ten (10) days of Closing whether or not it will require 1994 Audited Financials. For the purposes of this Section 11.4, materiality shall mean $25,000.00 for any single item and/or the aggregate difference between the Audited and Unaudited Financial Statements. If the Profit and Loss Statement indicates a material difference for the year ending on December 31, 1995, then the Sellers shall indemnify the Purchaser by paying the difference between the Unaudited and Audited Financial Statement multiplied by a factor of six (6). Said reimbursement will be subject to the Escrow Agreement and indemnification and offset provisions contained in
Article VIII.

                                   ARTICLE XII

                         SELLERS' CONDITIONS TO CLOSING

         12.1 The obligation of the Sellers to consummate the transactions contemplated by this Agreement is, unless waived by the Sellers, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                  (a) No third party injunction or restraining order shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect the consummation of the transactions contemplated hereby;

                  (b) All material covenants of the Purchaser under this Agreement to be performed prior to the Closing shall have been performed in all material respects, except to the extent attributable to actions expressly permitted or consented to by the Seller in writing;

                  (c) At the Closing, the Seller shall have received a certificate, executed by the authorized officers of the Purchaser (effective as of the Closing), and in form and content reasonably acceptable to Sellers as set forth in Exhibit "E", certifying the truth and accuracy of the representations and warranties of the Purchaser herein contained.

                  (d)  The  Sellers  shall  have   received  from   Purchaser  a
certificate from the Department of State of the State of Delaware to the effect that Purchaser is in good standing in such state;

                  (e) All material authorizations, approvals or waivers of any federal or state regulatory bodies shall have been obtained;

                  (f) The Sellers shall have received all certificates, instruments, agreements and other documents to be delivered at or before Closing as provided in this Agreement and a certificate signed by an officer of Purchaser confirming the matters set forth in paragraphs (a), (b), (c) and (e) above; and

                  (g) The Purchaser shall tender to the Sellers the Purchase Price required to be paid at Closing in immediately available funds by check, cash or bank wire to an account designated by Seller and by delivery of COMFORCE Stock in the appropriate amount in accordance with Section 3.1(a).

                  (h) The Sellers shall have received an opinion of counsel to the Purchaser in a form reasonably acceptable to the Sellers and their counsel.

                  (i) The Employment Agreements for Paul Baldwin and Steve Gunner shall have been duly executed and delivered and shall be in full force and effect.

                                  ARTICLE XIII

                        PURCHASER'S CONDITIONS TO CLOSING

         13.1 The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is, unless waived by the Purchaser, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                  (a) No injunction or restraining order shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect the consummation of the transactions contemplated hereby;

                  (b) All covenants of the Sellers and Company under this Agreement to be performed prior to the Closing shall have been performed in all material respects, except to the extent attributable to actions expressly permitted or consented to by the Purchaser in writing;

                  (c) At the Closing, Purchaser shall have received a certificate, executed by the President and Secretary of the Company (effective as of the Closing), and in form and content reasonably acceptable to Purchaser, certifying the truth and accuracy of the representations and warranties of the Sellers and Company herein contained as set forth in Exhibit "C".

                  (d) The Purchaser shall have received from the Company a Certificate of Good Standing from the Comptroller of the State of Texas to the effect that the Company is in good standing in Texas;

                  (e) The Purchaser shall have received all the Stock properly endorsed for transfer or accompanied by duly executed stock assignment powers to the Purchaser, Property, assets, certificates, instruments, agreements, books and records, and other documents to be delivered by the Sellers and the Company at or before Closing as provided in this Agreement.

                  (f) Prior to the Closing there shall not have occurred any material adverse change in the Business, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

                  (g) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (h) All statutory requirements for the valid consummation by the Sellers of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by the Sellers of the transactions herein described, and/or to permit the Business to continue unimpaired in all material respects immediately following the Closing shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (i) The Purchaser shall have received all the documentation including Steve Gunner's, Paul Baldwin's and the other key employee's employment agreements required to be delivered to it pursuant the provisions of the Agreement.

                  (j) The Purchaser shall have received an opinion of counsel to the Company in a form reasonably acceptable to the Purchaser and its counsel.

                  (k) Purchaser shall have received the resignations of all Directors of the Company effective as of the Closing Date and the cancellation of any employment or other agreements between the Company and its employees which the Purchaser does not wish to assume.

In the event all of the conditions to Closing have not been satisfied as of the Closing Date and have not been waived by the Purchaser, then in addition to whatever other rights Purchaser may have, it shall also have the right to postpone the Closing Date for a period or periods not to exceed 6 months. During said period the Sellers and the Company shall use their best efforts to secure performance and obtain all documentation and other items required by the Purchaser to close the transaction contemplated hereby. The Seller shall keep the Purchaser apprised of its progress and notify the Purchaser once all documents and other items necessary to close have been obtained.

                                   ARTICLE XIV

                                   TERMINATION

         14.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and any agreement ancillary hereto may be terminated and the transactions contemplated hereby abandoned at any time prior to or at the Closing by:

                  (a) mutual consent of the Sellers and the Purchaser;

                  (b) the Sellers, if any of the conditions set forth in Article XII shall not have been met and shall not have been waived by the Sellers as of the Closing Date, and at such time the Sellers are not in material breach or default of its obligations contained in this Agreement; or

                  (c) the  Purchaser,  if any of the  conditions  set  forth  in
Article XIII shall not have been met and shall not have been waived by the Purchaser as of the Closing Date, and at such time the Purchaser is not in material breach or default of any of its obligations contained in this Agreement.

Any party desiring to terminate this Agreement pursuant to this Article XIV shall give notice of such termination to the other party hereto in accordance with Section 19.7.

         14.2 Effect of Termination. If this Agreement is terminated in accordance with Section 14.1, then all rights and obligations of the parties hereunder shall terminate and be of no further effect; provided, however, that no such termination shall relieve any party of liability for any breach of its obligations under this Agreement prior to such termination.

                                   ARTICLE XV

                               PUBLIC ANNOUNCEMENT

         15.1 The Sellers recognize and agree that the Purchaser is a public company and that the Sellers and the Company will not make any public announcement concerning this Agreement or the negotiations and to keep same confidential unless given written permission from the Purchaser to make any announcement or otherwise disclose the information. The Purchaser shall have the right to announce the transaction contemplated hereby and/or the negotiations between the parties with notice to the Sellers and whether or not the announcement is required by law, regulations or the rules of any public stock exchange on which Purchaser's stock is listed. The Purchaser will give the Sellers prior notice of any announcement it believes is necessary or proper.

                                   ARTICLE XVI

                               NEGATIVE COVENANTS

         16.1 It is understood by the parties herein that the negative covenants contained in this Section and the one following are a prime and essential consideration on which the Purchaser will rely prior to and after the Closing Date in consummating the transaction contemplated by this Agreement. The parties further agree that the value of the Business purchased hereunder would be significantly less if the Sellers were free to compete with the Purchaser in the absence of the Negative Covenants and that the Sellers are being paid a separate and distinct consideration for the value of these Negative Covenants in accordance with Sections 3.1(e) and (f) above.

         16.2 The Sellers agree that in consideration of the sale of its business to the Purchaser that for a period of three (3) years after the Closing Date, they jointly and individually, will not:

                  (a) directly or indirectly,  own, manage, operate, control, be employed by, participate in, render service to, solicit customers for, assist, or be connected with any business which competes with the Purchaser, or any of its affiliated corporations with respect to the business of supplying technical personnel and services to others within the States of Texas and ___________________. The Sellers having represented to the Purchaser that they operated throughout the entirety of those states while employed by the Company;

                  (b) solicit or accept any business from clients of the Company that the Sellers may have contacted, been assigned or been responsible for at any time during the three (3) year period prior to Closing and at any time during which the Sellers have been employees of the Purchaser after closing; or

                  (c) approach directly or indirectly any employee (Billable Employee or staff) without regard to location for the purpose of attempting to or actually soliciting or hiring that employee from its/his account or the account of another.

         16.3 It is recognized by the Sellers that an action for damages may not be an adequate remedy for the Purchaser in the event of the breach of any of the negative covenants or confidentiality provisions contained in this Agreement, and therefore, it is agreed that in addition to any other rights the Purchaser may have in the event of a breach of this Agreement, the Purchaser shall have the right to judicial enforcement of said covenants by way of injunction, restraining order or any other similar equitable relief. If any portion of the foregoing covenants is invalid or unenforceable due to area or time, such fact shall not affect the validity or enforceability of the remaining portions or prevent enforcement of restrictions to the extent a court of competent jurisdiction may consider reasonable. The parties agree that in any event said restrictions shall be enforced to the maximum extent permitted by law.

         16.4 The time period of the negative covenant shall be extended for a period of time equal to that time period utilized during the pendency of any action for enforcement; provided, however, that the extension period shall not be longer than the remainder of the three (3) year covenant period from the time of Closing, eighteen (18) months from the date of notice of waiver contained in
Section 16.7 below, or one (1) year from the date of a final unappealable judgment, whichever is later.

         16.5 The Sellers recognize and agree that from time to time certain confidential information has been during the course of their employment with the Company, and after Closing will be made available to the Sellers by the Purchaser, to assist the Sellers in their job. Sellers recognize and agree that such confidential information which has been compiled, created, and maintained by special effort and expense of the Company and which is not generally available to the trade or the public at large is a trade secret and agrees that such information disclosed to the Sellers remains at all times the property of the Company and further, the Sellers agree that such information shall not be divulged by the Sellers either during their employment or after terminated for any reason whatsoever, the Sellers shall upon such termination deliver immediately to the Purchaser's representative all correspondence, resumes, letters, call reports, price or bid lists, manuals, mailing lists, customer lists, lists of names of employees and temporary or permanent placement, advertising materials, marketing plans and information, ledgers, and copies and memoranda thereof, supplies, equipment, checks, petty cash, credit cards, etc., and all other materials and records of any kind that may be in Sellers' hands as pertain to the Company and/or Company's Clients.

         16.6 The parties recognize and agree that the foregoing restrictive covenants including, but not limited to, the time periods and geographical areas of restriction, are fair and reasonable and properly required for the adequate protection of the Purchaser's interests and do not represent undue hardship for the Sellers. Therefore neither party shall challenge same. The parties further recognize that in the event that any of the restrictive covenants are deemed to be unreasonable by a court of competent jurisdiction, the Sellers shall agree and submit to any area or period of time as the court shall deem reasonable.

         16.7 Sellers agree not to use the name Force Five, Inc. or any derivation thereof for the purpose of conducting any business except for the purpose of collecting Accounts Receivables and identifying the Company for payment of taxes or government filings.

         16.8 For the purposes of this Article XVI, the Purchaser shall be deemed to mean the Purchaser and any successor company to which all or substantially all of the assets of Company are assigned and/or which employs the Sellers or either of them.

         16.9 It is the intention of the parties that the terms of this Article XVI constitute not only a part of this Agreement, but also agreements separate and distinct from the purchase of Stock hereunder.

                                  ARTICLE XVII

                                   NO BROKERS

         17.1 The parties represent and warrant to the other that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated hereby.

                                  ARTICLE XVIII

                                FEES AN EXPENSES

         18.1 Except as herein otherwise provided, each of the parties hereto shall pay its own legal and accounting charges and other expenses incident to the execution of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE XIX

                                  MISCELLANEOUS

         19.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All covenants and agreements made by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of their respective successors and assigns, unless otherwise specifically set forth herein. The terms and provisions of this Agreement may not be modified or amended, except in writing signed by all parties hereto. No representations, warranties, or covenants, express or implied, have been made by any party to this Agreement in connection with the subject matter hereof, except as expressly set forth in this Agreement and the exhibits hereto. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         19.2 No terms and provisions hereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the exhibits or schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

         19.3 The captions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provisions hereof.

         19.4 The Sellers agree that they will, at any time before and after the Closing, execute and deliver all additional documents, and do any other acts or things that may be reasonably requested by the Purchaser in order to further perfect the Purchaser's rights and interests contemplated hereunder and that they will aid in the prosecution, defense or other litigation with third persons of any rights arising from this Agreement, all without further consideration.

         19.5 Jurisdiction. This Agreement shall be governed by the State of New York. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York or in the United States District Court for the Eastern District of New York (or the Bankruptcy Courts), and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself or himself the process in any action or proceeding by the mailing of copies of such process to such party at its or his address as set forth in Section 19.7, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it or her may nor or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING UNDER THIS AGREEMENT.

         19.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         19.7 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of sending such notice by certified mail, return receipt requested, or (c) the next business day if sent by facsimile transmission or by an over night courier service, and in each case of mailing, postage prepaid and at the respective addresses or numbers set forth below:

                  To Sellers:
                              Steven Gunner and Paul Baldwin
                              At the addresses first noted above
                  with a copy to:

                                    Christopher Volkmer, Esq.
                                    Munsch, Hardt, Kopf, Harr & Dinan, P.C.
                                    4000 Fountain Place
                                    1445 Ross Avenue
                                    Dallas, Texas 75202-2790
                                    FAX: (214)855-7584


                  To Purchaser:

                     COMFORCE Information Technologies, Inc.
                                    2001 Marcus Avenue
                                    Lake Success, New York  11042
                                    Attn:  Christopher P. Franco
                                    FAX: (516)352-1953

                  To COMFORCE:

                                    COMFORCE Corporation
                                    2001 Marcus Avenue
                                    Lake Success, New York  11042
                                    Attn:  President
                                    FAX: (516)352-1953

                  with a copy to:

                                    Marc D. Freedman
                                    Attorney At Law
                                    70 Hilltop Road, Suite 2000
                                    Ramsey, NJ  07446
                                    Attn:  Marc D. Freedman, Esq.
                                    FAX: (201)825-4505

         19.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by the Sellers, other than by operation of law or with the prior written consent of the Purchaser, and any purported transfer, assignment, pledge or hypothecation in violation of this Section shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective administrators, successors and permitted assigns. Notwithstanding the foregoing the Purchaser may assign its rights and obligations hereunder, in whole or in part, to one or more Affiliate or subsidiary companies whether now or hereinafter formed upon notice to the Sellers. Furthermore, the Purchaser reserves the right to transfer all or part of its assets, including

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



those transferred incident to the sale of Stock hereunder, to its Affiliate on or after Closing. Sellers hereby agree and consent to any such assignment or transfer and in the event thereof acknowledge the right of the Affiliate to possess and enforce all of Purchaser's rights under this Agreement, the Escrow Agreement and their respective employment agreements to the same extent as Purchaser.

         19.9 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction or arbitration panel, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

         19.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one instrument. Facsimile signatures shall be acceptable to bind the respective parties to the terms of this Agreement.

         19.11 Entire Agreement. This Agreement, including the Schedules and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the purchase of the assets under this Agreement and supersedes all prior agreements, correspondence, conversation, negotiations and understandings between the parties with respect to such subject matter. The Schedules and Exhibits annexed hereto are an integral part of this Agreement.

         19.12 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by all of the parties hereto, and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

         19.13 Third Party Beneficiaries. Each party hereto intends that this agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 19.8.

         19.14 Additional Offers. Sellers and Company agree not to offer, to sell or entertain any offers to purchase the assets and properties covered by this Agreement or the Stock of Seller during the pendency of this Agreement and for a period of ninety (90) days after the scheduled Closing Date as may be extended from time to time.

         19.15 Gender. As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa. References to "Sellers" in the Agreement shall not preclude or inhibit Purchaser from seeking to enforce or enforcing its rights, indemnities or claims against either or both of the Sellers individually without the necessity of including the other individual Seller.

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




                                   ARTICLE XX

                                EFFECT OF CLOSING

         20.1 The terms of this Agreement shall survive the Closing and shall not become merged therein.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


COMFORCE CORPORATION                              FORCE FIVE, INC.




By:_______________________                        By:__________________________
                                                        Steve Gunner, President
Title:____________________



COMFORCE INFORMATION                              SELLERS
TECHNOLOGIES, INC.
("Purchaser")



By:___________________________                     ___________________________
                                                   Steve Gunner, Individually
Title:_________________________



                                                   ___________________________
                                                   Paul Baldwin, Individually




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



August 20, 1996

COMFORCE Corporation
c/o Andrew Reiben
2001 Marcus Avenue
Lake Success, NY  11042

RE:      Amendment to Stock Purchase Agreement

Gentlemen:

Reference in made to the Stock Purchase Agreement and attached Addendum, dated August 19, 1996 ("Agreement"), by and among COMFORCE Information Technologies, Inc., as Purchaser, COMFORCE Corporation ("COMFORCE"), Force Five, Inc. ("Company"), and Steve Gunner and Paul Baldwin, as Sellers. Unless otherwise defined, the capitalized terms used in this letter are used as defined in the Agreement.

Notwithstanding the language set forth in Sections 3.1(a) and (f)(ii)(A)-(C) of the Agreement, the parties to the Agreement hereby acknowledge and agree that the Purchase Price allocable to the Negative Covenants shall be determined pursuant to the Valuation referenced in Section 3.1(f)(i) of the Agreement, and that the Valuation shall have a range of $500,000 to $1,000,000. The parties of the Agreement agree to file their respective tax returns in accordance with the value allocated to the Negative Covenants in the Valuation. The parties further acknowledge and agree that the cash portion of the Purchase Price payable at Closing shall be $1,000,000 (subject to reduction by the Purchaser in accordance with Sections 3.1(a) and 3.1(b) of the Agreement), and that no further payments for the Negative Covenants shall be made.

If the foregoing is acceptable to you, please so indicate by signing this letter in the space provided below, whereupon the Agreement, as expressly amended as provided herein, shall remain in full force and effect in accordance with its terms.

                                           ____________________________________
                                           Steve Gunner

                                           ____________________________________
                                           Paul Baldwin

                                           FORCE FIVE, INC. a Texas corporation

                                           ____________________________________
                                           By:  Steve Gunner, President
ACCEPTED AND AGREED
THIS 20th DAY OF AUGUST, 1996

COMFORCE CORPORATION,
a Delaware corporation

__________________________________
By:_______________________________
Its:______________________________

COMFORCE INFORMATION
TECHNOLOGIES, INC.,
a Delaware corporation

By:_______________________________
Its:_______________________________

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



               ADDENDUM TO STOCK PURCHASE AGREEMENT BY AND BETWEEN
               ___________________________________________________

                    PURCHASER, COMFORCE, COMPANY AND SELLERS
                    ________________________________________


         The parties to the Agreement hereby acknowledge and agree that the following amendatory language shall be deemed to be a part of the Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Agreement. The amendatory language is indicated below by underlining the additional language to be inserted in the Agreement.

         "Net Available Markup" means the difference between total direct costs of all Billable Employees including wages, per diem, social security taxes, Medicare taxes, FUTA taxes, SUI taxes, workers compensation insurance, medical benefits, travel expenses, legal fees, 401(k) contributions, and the billing rate for all Billable Employees less any discounts as expressed as a percentage of net sales. As used herein, the term "net sales" refers to the Company's numbers as set forth on Schedule 6.6 and before the audit to be performed in accordance with Section 11.4 hereof.

         "Net Income" means . . . payroll associated costs, payroll related employer taxes (but only to the extent such taxes are directly attributable to Billable Employees and Employees of the Business), workers compensation insurance charges. . . .

2.2      (b)      "2.1(a)" shall be amended to read "2.2(a)"

Section 3.1(a)(i) shall be deleted in its entirety and the following shall be substituted therefor:

3.1(a)(i) ONE MILLION DOLLARS ($1,000,000) to the Sellers in cash, certified funds or wire transfer ($500,000 of which is allocable to the Negative Covenants pursuant to Section 3.1(f)(ii)(A);

Section 3.1(b) shall be deleted in its entirety and the following shall be substituted therefor:

3.1 (b) In addition to the Purchase Price payable at Closing pursuant to Section 3.1(a) immediately above, the Purchaser agrees to pay the Sellers the Net Current Assets of the Business, which sum shall include all deposits on Personal Property and Equipment and all payroll advances (later recouped) to Billable Employees and Employees made prior to the Closing Date, less the Corporate Income Tax Due by reason of the conduct of the Business prior to the Closing Date. Upon calculation of the actual amount necessary to pay the Corporate Income Tax Due, the Sellers shall deliver to the Escrow Agent and Purchaser, no later than sixty (60) days from the Closing Date, completed and executed tax returns for the appropriate federal and state taxing authorities. Unless the Escrow Agent receives a contrary notice from the Purchaser, the Escrow Agent shall, within ten (10) days after receipt of such tax return(s), deliver to the Sellers a check or checks from the Tax Escrow Funds payable to the federal and state taxing authorities. Upon receipt of such checks, the Sellers shall promptly forward such checks and the tax returns to the taxing authorities. Such payments for Corporate Income Tax Due shall reduce the Sellers' liability for taxes due, as described in Section 11.3 below. Any remaining balance from the Tax Escrow Funds shall be promptly paid by the Escrow Agent to the Sellers. In the event that the Tax Escrow Funds are insufficient to pay the Corporate Income Tax Due, the Sellers shall have a reasonable time to make up the shortfall, and the Escrow Agent shall retain the Tax Escrow Funds until such time as the Sellers notify the Escrow Agent that they are prepared to make the payment of the Corporate Income Tax Due.

3.1(f)(i) The value to be ascribed and the separate amount to be allocated [delete text] to the Negative Covenants shall be established by an independent valuation chosen by the Purchaser ("Valuation") provided that the Valuation is no greater than $1,000,000. The Sellers and Purchaser shall each be permitted to provide input to the firm conducting the Valuation, and the Purchaser and Sellers agree to provide each other such information regarding the Valuation that the other party may, from time to time, reasonably request. If the Valuation is greater than $1,000,000, then the amount ascribed to the Negative Covenants shall be deemed to be $1,000,000.

4.1  . .Company's Balance Sheet and as set forth on the Schedule at Section 4.1.

5.5 . .other than those on the Company's Balance Sheet and as set forth on the Schedule at Section 4.1.

ARTICLE VII
___________

         Delete the first seven  words  thereof  and insert the  following:  The
Purchaser and COMFORCE represent and warrant. . . .

9.1  Each reference to "effective date" shall be amended to read "Closing Date."

11.3     (a) [insert current Section 11.3 to the Agreement]

         (b) The Sellers will cause the Company to change its method of tax accounting from the cash basis to the accrual basis method effective January 1, 1996, in accordance with IRS Revenue Procedure 92-75.

         (c) The Sellers will be responsible for all taxes owed by the Company, if any, and will be entitled to all tax refunds to which the Company is entitled, if any, by reason of the conduct of the Business prior to Closing. The determination of taxes owed or refunds due will reflect items properly appearing on any short period tax return which may be filed (or which would be filed if such a return were necessary), as well as any adjustment required by Section 481(a) of the Internal Revenue Code as a result of the change to the Company's method of accounting described in Section 11.3(b).

16.2 (a) . . . within the States of Texas and California, Arkansas, Oklahoma and Ohio.

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